EXHIBIT 10-M

Confidential information has been omitted from this Exhibit and filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2.


             THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
                      TRANSPORTATION AGREEMENT BNSF-C-12221


     This Agreement made pursuant to 49 U.S.C. Section 10709 between THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY, (hereinafter referred to as "BNSF"), and OTTER TAIL POWER COMPANY (hereinafter referred to as "OTP").

     WHEREAS, OTP owns and operates a stream electric generating plant described herein, known as the Hoot Lake Steam Plant (as defined hereinafter); and BNSF is a common carrier by rail with railroad track extending from coal mines in Wyoming and Montana to the vicinity of Hoot Lake Steam Plant; and

     WHEREAS, OTP desires BNSF to transport, and BNSF desires to transport for OTP, pursuant to the terms of this Agreement, certain tonnage of coal in Unit Trains to Hoot Lake Steam Plant;

     NOW, THEREFORE, in consideration of the premises and the agreements and conditions which hereinafter follow, the parties hereto agree as follows:

                       SECTION 1. DEFINITIONS

Actual Placement: When a Unit Train arrives at the Origin Mine's or Destination's designated notification point (as described in the BNSF timetable) and the Train crew has requested loading instructions or unloading car placement instructions.

Adjusted Rate: The Base Rate specified in Section 4 herein, plus all increases and decreases made pursuant to Section 5 herein, applicable in determining the Effective Rate.

Base Rate: The rate as set forth in Section 4 of this Agreement, expressed in United States dollars, cents per net Ton applicable to the transportation of Coal from Mine Origin(s) to Destination.

Bunching Time, Train Bunching or Bunching: When a Unit Train arrives at or attempts to arrive at Origin or Destination and another Unit Train (or Unit Trains) occupies the Origin or Destination which prevents the Actual Placement for loading or unloading of the Unit Train for a period of one hour or more, not due to any cause attributable to BNSF (the "Bunched Unit Train"). Bunching shall be accounted for by BNSF's computer train records and BNSF's Coal Desk logs. Bunching time may or may not include time in which a train is under Constructive Placement.

Coal: That mineral substance, untreated except for additives used to reduce freezing or dusting problems and currently designated as STCC Code 11212 by the Association of American Railroads.

Coal Cars or Cars: Open-top, bottom dump, coal railroad cars having a net capacity of approximately 100 Tons per car, supplied by OTP, or temporarily substituted by BNSF, suitable for use in Unit Train service between Origin and Destination. Said Coal Cars must comply with the Field Manual of Interchange Rules and Office Manual of the Interchange Rules adopted by the Association of American Railroads ("AAR Interchange Rules") presently in effect and as they may be changed hereafter from time to time. Said Coal Cars must comply with any rules and regulations of the Federal Railroad Administration applicable to such Coal Cars.

*

Declared Annual Volume: The total annual tonnage volume, equal to or above the Minimum Annual Volume, declared by OTP by October 1 of the preceding calendar year that OTP intends to tender for transport under the terms specified herein in a given calendar year.


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page l of 15
                                                    07/15/1999 at 1:56 PM

Destination: Hoot Lake Steam Plant (hereafter referred to as "Hoot Lake") located near Fergus Falls, MN.

Effective Rate: The annually Adjusted Rate specified in Section 4 and
Section 5 herein, or the Base Rate, whichever is greater, and applicable to the transportation of Coal on the date the loaded Train is released to BNSF for transport to Destination pursuant to this Agreement.

Free Time: The time allowed for a Unit Train to load or unload free of train detention charges. Free Time may be extended under conditions described in this Agreement.

Loading Facility: All equipment necessary for loading of Trains at Origins including; rail track, raw Coal hopper, crusher, storage/load-out silos, and conveyor systems.

Minimum Annual Volume: * Tons of coal in each calendar year during the term of this Agreement, subject to adjustment due to Force Majeure pursuant to the terms of this Agreement).

Origin(s), Mine(s) or Mine Origin(s): The Coal Unit Train Loading Facilities located at the mines identified in Subsection 3(A) of this Agreement.

Route of Movement: The BNSF rail route of loaded and empty Trains moving pursuant to this Agreement from or to any Wyoming or Montana Mine Origins specified in Subsection 3(A) through Huntley, MT, to or from Destination.

STB: The Surface Transportation Board or its successor agency or body having the same or similar jurisdiction over rail common carriers operating in interstate commerce.

Ton: A ton of 2,000 pounds avoirdupois.

Tender: An offer by OTP or its mine operator to BNSF of Coal loaded in a Unit Train and ready for movement from one Origin to one Destination pursuant to the terms of this Agreement.

Train or Unit Train or Train Set: A specialized train consisting of a specified number of Coal Cars furnished as a unit for shipment from one Origin to one Destination on one bill of lading at one time.

Unloading Facility: All equipment necessary for unloading of Trains at Destination including: railroad track; dumper, including feeders and hopper; and dumper conveyors.

                       SECTION 2. EFFECTIVE DATE AND TERM

2(A)   Effective Date of Agreement.
       This Agreement is made pursuant to 49 U.S.C. Section l0709 and shall be effective on the date last signed below.

2(B)   Date of Transportation under Agreement.
       The terms and conditions of this Agreement shall apply to all shipments of Coal made on or after July 15, 1999, in OTP furnished cars as described under the terms of this Agreement.

2(C)   Term of Agreement.
       The term of this Agreement shall commence on the Effective Date in Subsection 2(A) above and shall expire at midnight MST on *.

                  SECTION 3. MOVEMENTS COVERED BY THE AGREEMENT

3(A)   Covered Mines, Origins or Mine Origins.
       BNSF will transport Coal to Destination from any of the Montana or Wyoming Mine Origins specified in Section 4(A) herein; provided that these Origins have adequate Loading Facilities and


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 2 of 15
                                                    07/15/1999 at 1:56 PM

       procedures as contemplated under this Agreement capable of consistently loading at least 113 Coal Cars in continuous motion in four (4) hours or less.

3(B)   Exception to Route of Movement.
       BNSF may use any available alternate route when operating conditions exist which make use of the route identified herein inadvisable or impractical; provided, however, that when using alternate routes, BNSF shall use its best efforts to select the least circuitous routing and to otherwise minimize delays to OTP and shall not operate any Train on a route which goes outside the States of Wyoming, Montana, North Dakota, and South Dakota without OTP's prior consent; provided, however, that such consent shall not be unreasonably withheld.

3(C)   Movement of Empty Trains and Change of Origin.
       BNSF will move empty Trains from Destination to one of the Origins as part of the service included under the rates provided in Section 4. OTP's notice of any change in Origin from the last loaded movement must be given to BNSF prior to departure of empty Trains from Hoot Lake. Notice may be given by telephone, or other means of direct communication with BNSF's Coal Operating Department. BNSF will use best efforts to accommodate OTP should it become necessary to change the Origin in the empty return Route of Movement.


                       SECTION 4. TRANSPORTATION RATES
4(A)   Base Rate.
       OTP shall pay to BNSF the following Base Rates (expressed in US dollars and cents per net ton) as of July 15, 1999, for the transportation of Coal from Origins to Destination under this Agreement, which rates shall be subject to adjustment beginning January 1, 2000 in accordance with Section 5:

                                                              BASE RATES
           MONTANA MINE ORIGINS
           *

           NORTHERN MINE ORIGINS
           *

           CENTRAL MINE ORIGINS
           *


                      SECTION 5. ADJUSTMENT OF RATES

5(A)   Periodic Adjustments.
       Except as otherwise provided in this Agreement, the transportation rate set forth in this Agreement (that is, the Base Rate set forth in Section 4) shall be adjusted annually, upward or downward, by an amount equal to * of the change in the Rail Cost Adjustment Factor unadjusted for Railroad Productivity (RCAF-U) ("Adjustment Index") as defined in Ex Parte 290 Sub No. 4 (and further described in Subsection 5B) to produce the "Adjusted Rate."

       Adjustments shall become effective annually on January 1 of each calendar year, with the first adjustment to become effective on January 1, 2000. BNSF shall notify OTP in writing of all adjustments and furnish supporting calculations, prior to the effective date of the adjustment, or, as soon thereafter as the information necessary to calculate the adjustment is made by the STB. The new Adjusted Rate (and subsequent Effective Rate) so determined shall be effective retroactive to the applicable adjustment date in question.


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 3 of 15
                                                    07/15/1999 at 1:56 PM

5(B)   Adjustment Percentage Change Application.
       Commencing on January 1, 2000, the Annual Percentage Change shall be equal to the *. The Annual Percentage Change (in decimal) will be multiplied by * to produce the Adjustment Percentage Change (in decimal). The previous annual Adjusted Rate is multiplied by the Adjustment Percentage Change to produce the "Change Amount." The previous Adjusted Rate plus the Change Amount will equal the new quarter's Adjusted Rate. The Effective Rate shall be equal to the Adjusted Rate if the Adjusted Rate is equal to or greater than the Base Rate else the Effective Rate shall be equal to the Base Rate. For example:

       *

       In no event shall the Effective Rate move below the Base Rate under this Agreement; if the Adjustment Index produces Adjusted Rates that are lower than the Base Rate, then the Effective Rate shall be equal to the Base Rate. In subsequent years, the Adjusted Rates that are below the Base Rate shall continue to be adjusted upward or downward, as applicable, and shall not be used to determine the Effective Rate until the level of the Adjustment Index produces Adjusted Rates that are above the Base Rate.

5(C)   Rounding.
       All calculated numbers shall be rounded to the nearest sixth digit after the decimal point (i.e. .000001499 = .000001). All final adjustment computations shall be rounded to the nearest one cent by going to the lower cent when computations result in a balance of less than one-hag cent and to the next higher whole one cent when computations result in a balance of one-half cent or more (i.e. .044999 = $0.04 and .045000 = $0.05).

5(D)   Elimination or Material Alteration of Index.
       If the STB or any successor organizations cease to publish the RCAF-U index required for the calculations outlined in this Section, or materially alters the methodology by which the index is derived, the parties shall mutually determine and agree upon the most appropriate substitute index which most closely matches the economic structure of the discontinued or altered index to be used for adjustments for the remainder of the Agreement term immediately following such action.
       If the parties do not come to an agreement as to the substitute index by an adjustment date, the Effective Rate shall not be adjusted until such time as the index is agreed to, at which time a retroactive adjustment shall be made retroactive to said adjustment date. If the parties do not reach agreement on the substitute index after 60 days following an adjustment date, eighty percent (80%) of the United States Gross Domestic Product - Implicit Price Deflator shall be the substitute index. The parties agree that the RCAF index adjusted for productivity (RCAF-A) (or other future RCAF indexes adjusted for productivity in some manner) will not be used under this Subsection 5(D) as a substitute index.

                      SECTION 6. ENTIRE COMPENSATION

The rates and charges specified in this Agreement shall constitute the entire compensation payable to BNSF for the rail transportation services specified in this Agreement. BNSF shall not seek to collect from OTP,


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 4 of 15
                                                    07/15/1999 at 1:56 PM



except as provided herein, any additional amounts in connection with such specified services. The adjustment mechanism specified in Section 5 of this Agreement shall constitute the sole means of adjusting the rates specified in this Agreement during the term hereof. If OTP requests BNSF to perform additional services, not specified in this Agreement or incorporated herein by reference, charges for such services shall be established by separate agreement.


                 SECTION 7. DESCRIPTION OF TRANSPORTATION
                        AND TONNAGE REQUIREMENTS

7(A)   Transportation Services and Obligations of the Parties.
       BNSF agrees to transport Coal subject to the terms of this Agreement. The transportation services to be provided by BNSF pursuant to this Agreement shall include all rail services and operations required for movements in Trains of loaded Coal Cars from Origin to Destination and the return movement in Trains of the empty Coal Cars to Origin, both via Route of Movement. These services are described as follows:

       (1) Transportation services including such switching and Car handling at Origin and Destination as may be required for loading and weighing at Origin and Unloading at Destination and, if requested by OTP, reversing the Train within the Free Time period at Destination.

       (2) Transportation services required for rail movements in Trains between Origin and Destination, including all marshaling of Cars, line-haul transportation, switching for Coal Car maintenance performed by BNSF, inspection of Coal Cars, storage of active spare Cars on the Route of Movement and other customary accessorial services required for efficient Train operations. BNSF shall provide the necessary locomotives, cabooses (if required), rear-end devices, materials, supplies and labor to enable it to transport the Coal tonnage to be Tendered to it pursuant to this Agreement.

7(B)   Coal Cars.
       OTP hereby agrees to supply at least one hundred and thirteen (113) Coal Cars plus at least five spare Coal Cars suitable for interchange under Interchange Rules adopted by the Association of American Railroads for each Unit Train Tendered, for use by BNSF in accordance with the terms of this Agreement in order to allow BNSF to transport the Coal tonnage to be Tendered hereunder. Said Coal Cars shall be provided at no cost to BNSF.

7(C)   Minimum Annual Volume.
       (1) Within each calendar year during the term of this Agreement after year 1999, OTP agrees to Tender, in reasonably equal monthly quantities, the Minimum Annual Volume of * Tons of Coal, as adjusted pursuant to this Agreement, under the conditions and in the manner specified herein, provided however, in calendar year 1999, the Minimum Annual Volume will be equal to * tons. OTP may Tender tonnage in excess of the Minimum Annual Volume.

       (2) Commencing in calendar year 2000, OTP shall provide to BNSF by October 1 of each preceding year during the term of this Agreement a written notice specifying the amount of Coal it intends to Tender under this Agreement during the calendar year ("Declared Annual Volume"). The Declared Annual Volume shall equal the Minimum Annual Volume plus any additional coal above the Minimal Annual Volume. The Declared Annual Volume shall indicate the amount of Coal OTP intends to ship during each quarter of the year. The Declared Annual Volume shall be for informational purposes only and is not binding.

       (3) If in any calendar year during the term of this Agreement, OTP does not Tender to BNSF the Minimum Annual Volume, OTP agrees to pay BNSF as liquidated damages, agreed as reasonable and not as a penalty, an amount equal to * of the applicable Effective Rate as of the end of such calendar year times the difference between the Minimum Annual Volume and the total tonnage Tendered by OTP to BNSF during such calendar year.


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 5 of 15
                                                    07/15/1999 at 1:56 PM

           The Minimum Annual Volume shall be adjusted by Force Majeure events as provided for in Section 14(C). OTP shall not reduce the Minimum Annual Volume by shipping any or all of the Minimum Annual Volume via another rail carrier and by paying liquidated damages to BNSF to satisfy the Minimum Annual Volume as adjusted pursuant to this Agreement, and in the event that OTP does so, said percentage of the applicable Effective Rate shall not be construed as an agreed upon measure of damages.

       (4) Any Tons which are not actually moved, but for which charges are paid pursuant to Subsection 11(J), will be considered as Tons received in meeting the Minimum Annual Volume.

7(D)   BNSF Service Commitment.
       For the Minimum Annual Volume in Subsection 7(C) and Tendered for shipment from the Mine Origins, BNSF agrees to provide a minimum of
       * round trips per year (* trips in calendar year 1999), if OTP unloads in * hours and Origin Mines load the train in * hours.
       BNSF shall be granted relief from the * trips per year for the following reasons:

       (1). Train Bunching time and/or Constructive Placement time at the Mine Origin.
       (2). Train Bunching time and/or Constructive Placement time at Destination if there is a train not ready for release at the Destination preventing placement of the loaded train.
       (3).  Any two week period where the Long Unload Cycle is used by OTP.
       (4).  Delays caused by Force Majeure as defined in Section 14.
       (5).  Any delay caused by OTP, OTP's loading or unloading operator.

       If the Deficit Tonnage is due to BNSF's failure to make the * round trips yearly, and as a result thereof, OTP does not ship the Minimum Annual Volume, BNSF shall take all reasonable steps, including the addition of locomotives, rail owned Coal Cars and crews to transport the Deficit Tonnage at a schedule consistent with the ability of the Origin Mine operator to load and OTP to unload (including the ability to store or consume) the Deficit Tonnage. The freight charges for transporting such Deficit Tonnage shall be the Effective Rate applicable in the calendar quarter that the Deficit Tonnage accrued.

       *

       BNSF will use best efforts to ship tonnage above Declared Annual Volume but no liquidated damages will be due on Deficit Tonnage above the Declared Annual Volume.


                  SECTION 8. FURNISHING OF SHIPMENTS;
                 CONFLICTING TERMS IN BILLS OF LADING.

       OTP shall arrange for shipments of Coal to be furnished to BNSF on a standard bill of lading in accordance with the Uniform Straight Bill of Lading or other shipping documents approved by BNSF, subject to the conditions of this Agreement. Each bill of lading or shipping document shall contain a reference to the contract number assigned to this Agreement, i.e., BNSF-C-12221. The rates identified in this Agreement shall not appear on the bill of lading.

       In the event there is a conflict between the terms of this Agreement, the terms of a bill of lading or other shipping documents, the terms of this Agreement shall govern and control.


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 6 of 15
                                                    07/15/1999 at 1:56 PM

                        SECTION 9. WEIGHING

9(A)   Weighing.
       The parties agree that the weight of the Coal in the Coal Cars will be determined at Origin by OTP's Origin Mine operator. BNSF shall not be responsible for such weight determinations. The weights ascertained by said operators shall be used for the assessment of the freight charges hereunder pursuant to Subsection 11(J). Weighing shall be performed on scales inspected semi-annually in accordance with the then-current AAR Scale Handbook specifications for such scales, and subject to supervision and verification by BNSF or BNSF's agent.

9(B)   Breakdown Of Scales.
       If weights cannot be determined due to a breakdown of the scales at Origin, the weight per Train to be used for the assessment of freight charges hereunder shall be determined by averaging the per Car weights on the ten (10) immediately preceding weighed shipments (containing similar capacity Coal Cars) from the same Origin to Destination, adjusted for any variance in the number of Cars per shipment.

       If scales are determined by a scale test to be in error in excess of the AAR Scale Handbook tolerance of one percent (1.0%), said scales shall be recalibrated to be within one percent. The weights used by BNSF for purpose of assessing freight charges for Coal transported pursuant to this Agreement during the period since the last preceding inspection and calibration of such scales shall be used without any resulting payments or refunds.

9(C)   Gross Load Limit and Overloads.
       If a loaded Coal Car is found by BNSF to weigh in excess of the maximum gross load limit for Cars or weighs in excess of the maximum gross weight on rail of 286,000 pounds, BNSF shall, if necessary, switch said overloaded Coal Car and remove it from the Train.
       BNSF retains the right to refuse to accept or transport overloaded Cars. BNSF shall not be obligated to reduce the lading of such Cars, which obligation is solely OTP's under this Agreement. After OTP, at no expense to BNSF, causes any excess Coal to be removed from the overloaded Coal Car, BNSF shall replace the Coal Car into the Train. For such services in removing and replacing each such Coal Car, OTP shall pay a switch charge to BNSF of *. If the excess Coal is removed during the Free Time at Origin without removing the Coal Car from a Train, there shall be no charge to OTP. BNSF reserves the right to increase the maximum gross weight on rail above 286,000 pounds and will notify OTP in writing of any increases in the maximum gross weight standard.


                        SECTION 10.  LOADING AND UNLOADING

10(A)  Loading.
       *


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 7 of 15
                                                    07/15/1999 at 1:56 PM

       BNSF receives notice from OTP or its Origin Mine operator that the Train is released for movement back to Destination. However, if two or more Unit Trains are halted or delayed due to any cause attributable to BNSF, OTP shall be allowed additional Free Time at Origin until such time as the Bunched Unit Train is actually placed for loading, whereupon the Free Time at Origin will commence.

10(B)  Advance Notice of Unloading.
       BNSF shall notify OTP's dumper building personnel at Destination of the estimated time of arrival of each Train at least four (4) hours prior to such estimated time of arrival at Destination. Normally, BNSF will telephone OTP; however, in the future and when installed, BNSF may make notification by electronic mail and/or BNSF installed software with the approval of OTP.

10(C)  Unloading.
       *


10(D)  Extended Unloading.
       OTP shall have unlimited Free Time to unload each Unit Train upon OTP's election to pay a release of power fee of * per train ("Extended Unloading"). The first three elections of Extended Unloading in each calendar year shall be free and without charge to OTP. OTP shall notify BNSF by fax or other electronic means of its election of Extended Unloading at the time of its election. OTP shall be responsible for the accounting of Extended Unloading charges and OTP shall pay to BNSF said charges within 30 days (and without BNSF billing) after the end of each calendar quarter.

10(E)  Frozen Coal.
       If it is determined by OTP that Coal is frozen in the Coal Cars, OTP shall notify BNSF as soon as practical and OTP shall be granted as much Free Time as necessary to unload the Unit Train.

10(F)  Residual Coal.
       As used in this Agreement, Residual Coal means Coal which remains in a Coal Car after the completion of the unloading process at Destination, including Coal which remains in a Coal Car after OTP has attempted to loosen or thaw frozen Coal. OTP will be responsible for the complete unloading of Coal Cars prior to departure of an empty Train from Destination. If BNSF discovers Residual Coal in any Coal Car in the Train after such Train has departed Destination, and such Residual Coal results in an unsafe condition (e.g., Residual Coal accumulated on one side or end of Car causing the Coal Car to become unstable), BNSF may remove such Coal Car from the Train at a charge to OTP of * per hour or fraction thereof for the removal service, such charge to include the return of such Coal Car to the Train after OTP has advised BNSF that such Coal Car has been made safe for movement.


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 8 of 15
                                                    07/15/1999 at 1:56 PM

           SECTION 11. SUPPLY OF EQUIPMENT AND SERVICE; MAINTENANCE; CAR DAMAGE AND DESTRUCTION; MINIMUM TRAIN SIZE

11(A)  Applicable Rules.
       The parties agree that each party hereto will assume separate responsibilities for the Coal Cars as those responsibilities are designated in the Field Manual of Interchange Rules and Office Manual of the Interchange Rules adopted by the Association of American Railroads ("AAR Interchange Rules") presently in effect and as they may be changed hereafter from time to time. The parties further agree to comply with any rules and regulations of the Federal Railroad Administration applicable to such Coal Cars.
       Notwithstanding any provision to the contrary, BNSF shall not be liable for any loss of or damage to Coal or OTP's Coal Cars due to defects in said Coal Cars or due to improper loading thereof, or to defects in manufacture, design or workmanship.

11(B)  Damage to Coal Cars.
       If OTP furnished Coal Cars are damaged under circumstances in which the AAR Interchange Rules make BNSF responsible for such damage, BNSF will give OTP written notification of the damage and will provide the Car initial and numbers. BNSF will repair or cause to be repaired such damaged Coal Cars at its expense and shall transport such Coal Cars for repairs and return them to Train service pursuant to the AAR Interchange Rules. BNSF shall do so and will use its best efforts to make such repairs in a timely fashion. While said Coal Cars are being repaired, BNSF shall furnish suitable substitute Coal Cars for use hereunder at no cost to OTP until said Coal Cars are repaired and returned to service, PROVIDED, HOWEVER, that if, at OTP's request, said Coal Cars are repaired at a shop of OTP's choosing, BNSF shall furnish suitable substitute Coal Cars until damaged Coal Cars are repaired and returned to service or until 365 days from the date of damage, whichever event occurs first.

11(C)  Destruction of Coal Cars.
       In the event that Coal Cars are destroyed under circumstances in which the AAR Interchange Rules make BNSF responsible for such destruction, BNSF will give OTP written notification of such destruction and provide the Coal Car initials and numbers of each affected Coal Car. BNSF shall furnish suitable substitute Coal Cars, for use hereunder at no cost to OTP for a period not to exceed
       365 days following the date BNSF furnishes suitable substitute Coal Cars or until the date replacement Coal Cars are in service. Settlement to OTP for any such destroyed Coal Car shall be in accordance with the applicable rule(s) of the Field Manual of the AAR Interchange Rules in effect on the date of such destruction.
       Such amounts so determined and undisputed will be paid to OTP within thirty (30) days of BNSF's receipt of OTP's invoice therefor.

11(D)  Substitute Coal Cars.
       For the purpose of Subsections 11(B) and 11(C) "suitable substitute Coal Cars" shall mean open top, bottom dump, Coal Cars of approximately 100 Ton lading capacity which are compatible with Hoot Lake's unload facility.

11(E)  Removal and Replacement of Cars for Storage or Maintenance.
       Upon request of OTP, BNSF will, on the return movement from Destination to Origin, stop a Train at a OTP designated maintenance facility at an intermediate point on the Route of Movement where track is available to remove or replace Cars from such Train. OTP shall pay BNSF a switching charge for removal and replacement of Coal Cars in such Train of * per hour, or fraction thereof, to be computed from the time the Train stops for removal or replacement of individual Coal Cars until such time as the last Coal Car is removed from the Train or until the last Coal Car is placed into the Train.

11(F)  Removal and Replacement of Trains for Storage or Maintenance.
       Upon request of OTP, BNSF will, on the return movement from Destination to Origin, place an entire empty Train at a OTP designated maintenance facility at an intermediate point on the Route of Movement. Upon subsequent request of OTP, BNSF will remove the entire Train from such maintenance facility and return it to service. OTP will pay * in total to BNSF for its services in placing such Train at such maintenance facility and removing such Train from such maintenance


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 9 of 15
                                                    07/15/1999 at 1:56 PM


       facility and returning it to service. In addition, OTP shall pay BNSF at the rate of * per hour required for such placement or removal, with such charges to commence when the Train crew starts such placement and ends when the Train is set for departure.

11(G)  Switching to Connecting Rail Carrier.
       If a Car maintenance facility selected by OTP is served by another rail carrier which necessitates, at an intermediate point on the Route of Movement, a switch movement of Coal Cars, or a switch movement of a Train, to or from a connecting railroad, BNSF will provide the necessary switching services. BNSF will be paid by OTP in accordance with Subsection 11(E) for a switch movement of Coal Cars, and in accordance with Subsection 12(B) for a switch movement of Trains. Any switching or any other charges imposed by the connecting railroad shall be paid by OTP.

11(H)  Maintenance Facility Off Route of Movement
       If a Car maintenance facility selected by OTP is located at a point which is not on the Route of Movement, BNSF will be paid the following line-haul charge, covering any movement on the BNSF system not on the Route of Movement, in addition to the charges specified in Subsections 11(E), 11(F) or 11(G), as appropriate:

           Rates in Dollars Per
              Car, Per Mile,
            Minimum 75 Miles               Number of Coal Cars
           ---------------------------------------------------
                 *                             25 or Less
                 *                              26 to 75
                 *                            More Than 75

       The charges set out in Subsections 11(E), 11(F), 11(G) and 11(H) shall not apply to the movement of Coal Cars damaged by BNSF to a maintenance facility for repair.

11(I)  Bad Order Switching.
       No charges will be assessed by BNSF for switching occasioned by bad ordering of Coal Cars by BNSF personnel, including both switching out of bad ordered Coal Cars and/or switching in of spare Coal Cars in substitution for bad ordered Coal Cars.

11(J)  Minimum Train Size.
       (1) Minimum Tender: Each Train furnished at Origin for loading shall contain no less than 113 Cars ("Minimum Train Size"), except as provided in this Section 11. The weight for determination of freight charges shall be the greater of (1) the actual weight of the lading of the Train as determined pursuant to Section 9; or
            (2) 97 tons per Car times 113 Coal Cars in the Train (except as provided in Section 11(J) herein).

       (2) Damaged or Destroyed Cars Exception: If OTP is prevented from furnishing at least 113 Coal Cars because its Coal Cars have been damaged or destroyed by BNSF and BNSF is liable therefor, and if BNSF is unable to furnish sufficient suitable substitute Coal Cars pursuant to Subsections 11(B), 11(C) and 11(D), Minimum Train Size shall be reduced to the number of suitable Coal Cars OTP and BNSF together are able to provide; however, the Minimum Train Size under this Subsection (J)(2) shall be 75 Coal Cars.

       (3) En Route Exception: In the event OTP is unable to furnish at least 113 Coal Cars because certain Coal Cars are found en route or at Origin to be unsuitable for loading, excluding open doors which can be secured, the Minimum Train Size shall be reduced by the number of Coal Cars found to be unsuitable for loading; however, the Minimum Train Size under this Subsection 11(J)(3) shall be 100 Coal Cars.

       (4) Insufficient BNSF Substitute Cars: If OTP's Coal Cars are damaged or destroyed by BNSF and BNSF is unable to furnish sufficient suitable substitute Coal Cars as provided for in Subsections 11(B), 11(C), and 11(D) the Minimum Annual Volume shall be reduced by 97 Tons


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 10 of 15
                                                    07/15/1999 at 1:56 PM

            for each Coal Car less than 113 in any Train shipment resulting from BNSF's inability to furnish suitable substitute Coal Cars.

       (5) Insufficient OTP Substitute Cars: If, due only to the unexcused fault of OTP, sufficient Coal Cars are not available for loading to meet the Minimum Train Size, BNSF will accept loaded Coal Cars furnished for transportation and the Effective Rate shall be assessed on actual Tons loaded plus 97 Tons per Coal Car for each Car short of the Minimum Train Size. Such Tons which are not actually moved but for which charges are paid pursuant to this Subsection 11(J)(5) will be considered as Tons received in meeting the Minimum Annual Volume and the Declared Quarterly Volume. OTP will use reasonable efforts to maximize the tonnage per Car and, BNSF and OTP will use reasonable efforts to maximize the number of Cars in each train.

                    SECTION 12.  HOLDING OF EMPTY TRAINS

12(A)  Storage On the Route of Movement.
       If storage track is available at a location on the Route of Movement (for Train storage at Destination, see Section 10(D)), upon request of OTP, BNSF will, on the return movement from Destination to Origin, move an empty Train to such storage track and place the Train there for storage. BNSF will be paid * in total (billable at the time the Train is placed) for its services in placing and removing such Train. In addition, OTP shall pay a storage charge of
       * for each 24 hour period or fraction thereof that the Train is stored on any such storage track owned by BNSF.

12(B)  Switching to Connecting Carrier.
       OTP shall pay * per Train for each switch to or from a connecting carrier. In addition, OTP shall pay BNSF at the rate of
       * per hour required for any such switching, with such charges to commence when the Train crew starts such switching and shall end when the last car is released to the connecting railroad by BNSF. Any switching or other charges imposed by the connecting railroad shall be paid by OTP. However, none of the charges in this Subsection 12(B) shall apply if such switch is for the purpose of continuing the movement of Unit Trains on the Route of Movement.

12(C)  Storage Off Route of Movement.
       If OTP's owned or leased storage track is located at a point which is not on the Route of Movement, BNSF will move OTP's Trains to and from such storage track and OTP shall pay the line haul charges specified in Subsection 11(H) for any such movement on the BNSF system in addition to the charges specified in Subsection 12(B) as appropriate. If OTP elects to move consist sizes of * cars or more from the state of Illinois to Wyoming Mines origins, or from Wyoming Mines to the state of Illinois, a total charge of * per car will be applicable and the charges specified in Subsection 11(H) and Subsection 12(B) shall not apply.


                   SECTION 13.  BILLING AND PAYMENT

All undisputed payments for transportation of Coal due hereunder shall be due and payable on or within five (5) working days of the receipt of a written or electronic statement of charge or charges, with the exception of ancillary charges specified in Subsection 7(C) and 7(D) which shall be due within 30 calendar days of receipt. OTP shall make all payments to BNSF for transportation of Coal under this Agreement by wire transfer or by electronic funds transfer. Other charges due to BNSF by OTP or OTP by BNSF may be paid by mail.

OTP will audit freight bills and contact, if necessary, a BNSF Accounting Department representative assigned to OTP's account, to make corrections or adjustments to bills prior to the wire transfer. If corrections or adjustments to freight bills cannot be agreed upon within said 5 day period, OTP shall wire transfer the undisputed amounts billed, and the balance, if any, will be transferred within 5 calendar days of the date the parties agree as to the appropriate corrections or adjustments. When resolved, by agreement, the balance owing, if any, shall be accompanied by interest at 10% per annum on the unpaid balance from the date the original bill was partially unpaid to the date of the wire transfer of the agreed balance.


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 11 of 15
                                                    07/15/1999 at 1:56 PM

If a party fails to make undisputed payments for Coal transportation on or within 5 working days of receipt of written statements of charge or charges, or fails to make undisputed payment for ancillary charges within 30 calendar days of receipt, it agrees to pay a late charge to compensate the other party for its administrative costs at a rate of two percent (2%) of any amount due and unpaid, for each 30 day period or portion thereof, or at the maximum rate permitted by law, if lower, commencing from the expiration of said 10 working days or 30 calendar days, respectively, of receipt of written statement of such freight charges or ancillary charges.

                       SECTION 14.  FORCE MAJEURE

14(A)  Defined.
       The term "Force Majeure" as used herein shall mean any cause or causes beyond the reasonable control of the party affected thereby which, by exercise of due diligence, it shall be unable to overcome, including, without limitation:

       Acts of God; acts of the public enemy; blockades; strikes; lockouts; labor disputes or other industrial disturbances; riots; disorders; storms; landslides; floods; washouts; earthquake; lightning; unusually large snow accumulation; civil disturbances; restraint, acts or decisions by court or governmental or other public authority directly affecting either party; boycotts; embargoes, including embargoes pursuant to AAR service orders; war or acts of military authorities; unavailability of diesel fuel for locomotives or generator start-up; derailments; failure of mine operators to supply coal (whether excused by reason of a Force Majeure condition under OTP's coal purchase contract with such mine operator; or unexcused and in violation of such contract); frozen coal; or fire or explosion or mechanical breakdown or damage affecting BNSF's facilities or equipment, availability of Coal Cars from manufacturers, OTP's Hoot Lake Steam Plant or equipment or facilities related thereto including the Unloading Facilities, or affecting the mine(s) of OTP's coal supplier(s), or equipment or facilities related thereto, including Loading Facilities (extending for periods beyond one hour, including emergency outages of equipment or facilities for the purpose of making repairs to avoid breakdown thereof or damage thereto other than regularly scheduled repairs or regular maintenance).

14(B)  Effect Hereunder.
       If because of Force Majeure, either party hereto is unable to carry out its obligations under this Agreement, and if such party shall promptly give to the other party written notice of such Force Majeure, then the obligation of the party giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance. However, the party giving such notice shall use its best efforts to eliminate such Force Majeure insofar as possible with a minimum of delay, and thereupon promptly give notice to the other party when the Force Majeure has terminated. Nothing herein contained shall cause the party affected by an event of Force Majeure to submit to what it believes to be an unfavorable labor agreement, and it is agreed that any settlement of labor strikes or differences with workmen shall be entirely within the sole discretion of the affected party.

14(C)  Effect on Minimum Annual Volume.
       In the event shipments of Coal cannot be made due to Force Majeure, as defined in this Section affecting either party, the Minimum Annual Volume shall be reduced by 1/365th for each day during which the event of Force Majeure continues. The above reductions shall take into account the effects of partial and full disability events. Any day in which two or more such events occur shall be considered as one day. An event of Force Majeure shall last for a continuous 24 hour period before the Minimum Annual Volume shall be reduced. Force Majeure days shall not be carried over into succeeding years for purposes of calculating compliance with the Minimum Annual Volume.


           SECTION 15.  LIMITATIONS ON ACTIONS FOR COAL LOSS OR DAMAGE

15(A)  Liability.
       Standard common carrier liability pursuant to 49 U.S.C. Section 11706 shall apply to loss of or damage to the Coal being transported pursuant to this Agreement. In the event of a conflict between said terms and this Agreement, this Agreement shall govern.

                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 12 of 15
                                                    07/15/1999 at 1:56 PM


15(B)  Claims.
       Claims for loss of or damage to Coal en route must be made in writing by OTP to BNSF within 9 months after receipt of BNSF's written statement of charges for transporting such Coal. Suits must be filed against BNSF within two years and one day from the day when notice in writing from BNSF is received by OTP stating that BNSF has disallowed OTP's claim or any part or parts thereof as specified in BNSF's notice. If claims are not made and/or suits are not instituted thereon in accordance with the foregoing provisions, BNSF shall not be liable and such claims will not be paid. This Subsection 15(B) shall not apply in the event of a material breach of this Agreement by BNSF. This Subsection 15(B) shall only apply to loss of or damage to Coal which occurs while such Coal is being transported by BNSF between Origin and Destination.

                       SECTION 16.  TERMINATION

If either party hereto shall default in any material obligation of this Agreement which is not excused as Force Majeure as defined in Section 14, and continues in such default for a period of sixty (60) days after written notice thereof is given by the non-defaulting party to such other party of the existence of such default, or, if more than sixty (60) days are required to correct with reasonable diligence the default set forth in said notice and such defaulting party shall fail within said sixty (60) day period to commence the action necessary to correct such matters and thereafter prosecute the same to completion with reasonable diligence, the non-defaulting party may, at its option, and without prejudice to its other rights and remedies hereunder, at law or in equity, terminate this Agreement by written notice thereof to the party in default.

                 SECTION 17.  ASSIGNMENT AND BINDING EFFECT

This Agreement shall bind and inure to the benefit of the parties and their successors and assigns. Either party hereto may assign any receivable due them under this Agreement, provided however, such assignment shall not relieve the assignor of any of its rights or obligations under this Agreement. With the exception of assignment of: (a) said receivables; or
(b) either party's right to assign to a successor where such assignment or delegation occurs by way of sale or transfer of all or substantially all of a party's assets by way of merger, consolidation, or combination; neither party may assign this Agreement or any other rights or obligations hereunder without the prior written consent of the other party; provided however, that such written consent shall not be unreasonably withheld and that no assignment shall be effective unless and until the assignee shall assume in writing the obligation of the assignor.

                    SECTION. 18.  ENTIRETY AND AMENDMENTS

This Agreement comprises the entire Agreement, and merges and supersedes all prior oral and written understandings and representations between OTP and BNSF concerning the subject matter hereof. All amendments of the terms of this Agreement shall be in writing, signed by the parties hereto and shall comply with any applicable laws and regulations.

                      SECTION 19.  WAIVERS AND REMEDIES

The failure of either party hereto to insist in any one or more instances upon strict performance of any of the obligations of the other party pursuant to this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of the performance of any such obligation or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

Upon a material breach of this Agreement, all remedies provided by law or in equity, including specific performance of this Agreement, shall be available to the affected party.

                            SECTION 20.  NOTICE

Any notice required or permitted hereunder, including an event of Force Majeure, except for invoices and payments and as otherwise provided in this Agreement, shall be made in writing and shall be deemed effective when delivered personally to the party to whom directed, or upon the earlier of actual receipt, or

                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 13 of 15
                                                    07/15/1999 at 1:56 PM


three days after deposit in the United States Mail, Registered or Certified Mail, return receipt requested with postage prepaid and property addressed to the following:

     The Burlington Northern
   and Santa Fe Railway Company              Otter Tail Power Company
   ----------------------------              ------------------------
    2650 Lou Menk Drive                       215 South Cascade
    Fort Worth, TX 76161-0051                 Fergus Falls, MN 56537
    Attn: Coal Business Unit                  Attn: Hoot Lake Plant

These addresses may be changed by written notice to the other party.


                SECTION 21.  LIABILITY AND INDEMNIFICATION

21(A)   BNSF Indemnity.
        To the extent permitted by applicable law, BNSF shall protect, indemnify and save harmless OTP, its officers, directors, employees, agents and servants from and against all liabilities losses, claims, demands, damages, penalties, causes of action, judgments, suits, (including suits for personal injuries or death) including all reasonable attorneys' fees, court costs and expenses incurred in defense of any claim or suit, proximately caused by the negligent or intentional conduct of BNSF or its employees, representatives or agents and arising out of or in connection with its obligations under this Agreement, and shall pay for any losses, claims, demands, damages, penalties, judgments, suit of any nature rendered against OTP or such person.

21(B)   OTP Indemnity.
        To the extent permitted by applicable law, OTP shall protect, indemnify and save harmless BNSF, its officers, directors, employees, agents and servants from and against all liabilities losses, claims, demands, damages, penalties, causes of action, judgments, suits, (including suits for personal injuries or death) including all reasonable attorneys' fees, court costs and expenses incurred in defense of any claim or suit, proximately caused by the negligent or intentional conduct of OTP or its employees, representatives or agents and arising out of or in connection with its obligations under this Agreement, and shall pay for any losses, claims, demands, damages, penalties, judgments, suit of any nature rendered against BNSF or such person.

21(C)   Joint Indemnity.
        If any liability, loss, claim, damage, demand, penalty, cause of action, judgment or suit arises from the joint negligence or intentional conduct of BNSF and/or OTP and/or a third party, each party's responsibility for its portion of the liability, loss, claim, damage, penalty, cause of action, or suit shall be as determined in accordance will applicable law.


                      SECTION 22.  GOVERNING LAWS

For all purposes, this Agreement shall be deemed to be an Agreement made in the state of Minnesota and governed by and construed according to the laws of that state except that matters related to loss and damage to coal shall be construed and interpreted consistent with relevant agency and court decisions and U.S. statutes and regulations thereunder establishing or determining rights and obligations of carriers providing interstate common carriage by rail.


                      SECTION 23.  CONFIDENTIALITY

Except when required by law, the parties shall not reveal the terms of this Agreement to persons not employed by a party to this Agreement or its affiliate and shall protect the confidentiality of the information developed in connection with this Agreement; provided, however, that neither party will be precluded from revealing such information in obtaining or attempting to obtain financing or in filing reports and information


                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 14 of 15
                                                    07/15/1999 at 1:56 PM

with the Securities and Exchange Commission, or the appropriate governmental or regulatory authorities, or making public information required thereby, or when advised by legal counsel that such disclosure is required. When required, the parties may also submit information to consultants and contractors performing work related to this Agreement who agree in writing to protect the confidentiality of such information.


                SECTION 24.  REPRESENTATIONS AND WARRANTIES

24(A)   OTP represents and warrants to BNSF:
        (1)  It is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.
        (2)  The execution and delivery by OTP of this Agreement and the performance by OTP of its obligations are within its power and authority and have been duly authorized.
        (3) This Agreement is a legal, valid and binding obligation of OTP enforceable against OTP in accordance with its terms.

24(B)   BNSF represents and warrants to OTP:
        (1)  It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
        (2)  The execution and delivery of this Agreement by BNSF and the performance by BNSF of its obligations thereunder are within its corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene or conflict with any provision of law or of its charter or by-laws.
        (3) This Agreement is legal, valid and binding obligation of BNSF enforceable against BNSF in accordance with its terms.


              SECTION 25.  HEADINGS NOT TO AFFECT CONSTRUCTION

The headings to the Sections, Subsection and paragraphs of this Agreement are inserted for the convenience of reference only, and are neither to be taken to be any part of the provisions hereof nor to control or affect the meaning, construction or effect of the same.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date last written below.

                                            THE BURLINGTON NORTHERN
OTTER TAIL POWER COMPANY                  AND SANTA FE RAILWAY COMPANY


BY:/s/Ward Uggerud                        BY: /s/David S. Quilici
---------------------------------         -----------------------------
         Chief Operating Officer,
TITLE:   Energy Supply                    TITLE:  VP Coal Marketing
----------------------------------        -----------------------------
DATE:    July 16, 1999                    DATE:   7-19-99
----------------------------------        -----------------------------



                     CONFIDENTIAL CONTRACT BNSF-C-12221
                              Page 15 of 15
                                                    07/15/1999 at 1:56 PM

(*) Confidential information has been omitted and filed separately with the Commission pursuant to Rule 24b-2.